General Money Market Fund, Inc.

ARTICLES OF AMENDMENT

General Money Market Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating the issued and unissued shares of common stock, par value $0.001 per share, as follows:

Current Designation	Amended Designation
Dreyfus class shares	Dreyfus Money Market Fund – Premier shares

Class A shares	Dreyfus Money Market Fund – Wealth shares

Class B shares	Dreyfus Money Market Fund – Service shares

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

General Money Market Fund, Inc.

By:
Jeff Prusnofsky
Vice President

ATTEST:

Natalya Zelensky
Assistant Secretary